Exhibit 10.83

Amendment No. 10
to CRS Marketing, Services and Development Agreement

This Amendment No. 10 to the CRS Marketing, Services and Development Agreement (the “Amendment”) is entered into as of the 22nd day of December, 2004 (the “Amendment Effective Date”), by and between IAC Global, LLC (“IAC Global”), a Nevada limited liability company with its principal office at 3150 139th Ave SE, Suite 500, Bellevue, WA  98005, and Worldspan, L.P., a Delaware limited partnership (“Worldspan”), with its principal office at 300 Galleria Parkway, N.W., Atlanta, Georgia  30339.

Recitals

Microsoft Corporation (“Microsoft”) and Worldspan entered into that certain CRS Marketing, Services and Development Agreement dated December 15, 1995, as amended by the parties pursuant to that certain Amendment No. 1 dated January 1, 1997, Amendment No. 2 dated July 1, 1998, Amendment No. 3 dated April 1, 1999, Amendment No. 4 dated July 1, 2001, Amendment No. 5 dated October 22, 2001, Amendment No. 6 dated January 1, 2002, Amendment No. 7 dated October 8, 2003, Amendment No. 8 dated November 1, 2003, and Amendment No. 9 dated March 11, 2004 (collectively, the “Agreement”).

Microsoft’s rights and obligations under the Agreement were assigned to and assumed by Expedia, Inc. (“EI”).

EI’s rights and obligations under the Agreement were assigned to and assumed by IAC Global, which is the successor in interest to EI for all purposes relating to the Agreement.

Now, Therefore, in consideration of the above recitals, the mutual undertakings of the parties as contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Amendment hereby agree as follows:

1.                                       Paragraph B of Schedule 11.1, attached as Appendix 1 to Amendment No. 4 of the Agreement is hereby deleted in its entirety and replaced with the following:

“B.  Car Segments Revenue Share and Related Matters.

(i)                                     Car Segment Revenue Share.  For Net Car Segments booked by Expedia users on and after [**], Worldspan shall pay IAC Global a revenue share equal to [**]% of the [**] (the “Base Car Segment Revenue Share”), subject to adjustment as provided in this Paragraph B of Schedule 11.1.

(ii)                                  Net Car Segment Minimum.  Effective as of [**], IAC Global agrees to cause a minimum of [**] Net Car Segments created on behalf of Expedia users to be booked through the Worldspan System per [**] period, subject to adjustment from Segment Count Reduction(s) as provided below (the “Net Car Segment Minimum”), subject to the following terms:

(a)                                  If IAC Global fails to book the Net Car Segment Minimum through the Worldspan System during any [**] period, then

[**]  Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Commission.

Worldspan, at its option, may give written notice to IAC Global of such shortfall (“Shortfall Notice”).

(b)                                 If IAC Global does not meet the Net Car Segment Minimum for the [**] period measured [**] after receipt of a Shortfall Notice (such 60-day period following a Shortfall Notice is referred to herein as the “Probationary Period”), then, the revenue share per Net Car Segment will be [**] $[**] (the “Reduced Car Segment Revenue Share”) for Net Car Segments booked after the expiration of the Probationary Period until such time as IAC Global has met the Net Car Segment Minimum for the previous [**] period as measured on the first day of any subsequent calendar month (a “Restoration Event”).  Following any Restoration Event, the Base Car Segment Revenue Share will be restored for Net Car Segments booked following any Restoration Event, provided that the provisions of subparagraph (a) above and this subparagraph (b) will continue to apply in the event of subsequent shortfalls from the Net Car Segment Minimum.

(iii)                               Renegotiation.  After [**], 2006, IAC Global and Worldspan will negotiate in good faith to determine adjustments, if any, to the Base Car Segment Revenue Share, Reduced Car Segment Revenue Share and/or the Net Car Segment Minimum.  If the parties agree upon adjustments to the Base Car Segment Revenue Share, Reduced Car Segment Revenue Share and the Net Car Segment Minimum for any period after [**], 2006, then such adjustments will be added to this Agreement via a written amendment.  If, after [**], 2006, the parties are unable to agree, then the Base Car Segment Revenue Share, Reduced Car Segment Revenue Share and the Net Car Segment Minimum then applicable shall remain in effect and either party may give written notice to the other party after [**], 2006, to initiate the Car Termination and Wind Down Procedure set forth in subparagraph (x) below.

(iv)                              Base Car Segment Revenue Share Reductions.  If the Base Car Segment Revenue Share drops below [**] ($[**]) per Net Car Segment, either party may elect to give the other party written notice of initiation of the Car Termination and Wind-Down Procedure set forth in subparagraph (x) below.  [**]

(v)                                 Parity and Discontinuation by Participating Cars.  If (A) a Material Car Participant discontinues participation in the Worldspan System after [**]; (B) Worldspan otherwise fails to materially maintain parity with [**] with respect to the pricing, inventory or functionality of any Material Car Participant; or (C) IAC Global gives Worldspan written notice of any material parity discrepancy between the pricing and publicly available inventory (e.g., types of cars and availability of cars) of a Material Car Participant provided by [**], and Worldspan is unable to resolve such

[**]  Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Commission.

lack of parity within [**] after such notice, then, in any case, IAC Global may elect to:  (1) give Worldspan written notice to [**] by the [**] of the [**]; or (2) initiate the Car Termination and Wind-Down Procedure set forth in subparagraph (x) below.

(vi)                              Concerns of Participating Cars.  IAC Global and Worldspan will work together in good faith to address any concerns raised by a Material Car Participant to IAC Global with respect to such Material Car Participant’s participation in the Worldspan System.  [**]

(vii)                           Functionality Changes.  If IAC Global requests functionality to interact with a Material Car Participant in a new way (e.g. selling insurance, gas option etc.) it will request in writing that Worldspan build such functionality within a reasonable specified time period, provided, that if the relevant supplier causes a delay in Worldspan’s delivery of such functionality by unreasonably delaying or withholding development cooperation and implementation, the specified time period will be extended for a period of time equal to such delay.  Such functionality changes will be subject to terms and conditions as may be mutually agreed upon.

(viii)                        Internal Reservation System Connections.  [**]  IAC Global agrees that Worldspan will be the technology provider for such work, provided, that any bid from Worldspan is comparable or superior to alternatives with respect to functionality and all relevant commercial and legal terms.

(ix)                                Reduction of Net Car Segment Minimum.  In the event that (1) IAC Global and Worldspan are not able to negotiate a commercially reasonable revenue sharing arrangement as set forth in Section B(vi) of this Schedule 11.1 within [**] with respect to the applicable Material Car Participant; (2)  Worldspan is unable or unwilling to build the requested functionality for a Material Car Participant as set forth in Section B(vii) of this Schedule 11.1 in the earlier of (A) the time specified (as may be adjusted in the event of supplier delay), or (B) in any event, [**] after such request has been made by IAC Global to Worldspan; or (3)  IAC Global receives a direct booking request of any Material Car Participant in accordance with Section B(viii) of this Schedule 11.1 for which Worldspan is not selected as the technology provider for such transactions; [**]

(x)                                   Car Termination and Wind-Down Procedure.  In the event that either party gives notice of its intention to initiate the Car Termination and Wind-Down Procedure as permitted under this Agreement, then the following will apply (collectively, the “Car Termination and Wind-Down Procedure”):

[**]  Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Commission.

(a)                                  The parties will continue to operate under this Paragraph B of Schedule 11.1 for a period of [**] (the “Car Termination and Wind-Down Period”) following effective delivery of notice of the Car Termination and Wind-Down Procedure, including, without limitation, continued application of the then-current Base Car Segment Revenue Share, Reduced Car Segment Revenue Share and/or the Net Car Segment Minimum during such Car Termination and Wind-Down Period.

(b)                                 During the Car Termination and Wind-Down Period, each party will use commercially reasonable efforts and cooperate in good faith with the other party to effectuate an orderly wind-down of IAC Global’s Car Bookings through the Worldspan System.

(c)                                  IAC Global shall be under no obligation to generate Net Car Bookings through the Worldspan System and Worldspan shall be under no obligation to compensate IAC Global for any Net Car Segments generated by IAC Global through the Worldspan System after the expiration of the Car Termination and Wind Down Procedure.  In addition, this Paragraph B of Schedule 11.1 (other than Worldspan’s obligation to pay any monies accrued prior to the expiration of the Car Termination and Wind Down Period) will be of no further force and effect.  For avoidance of doubt, implementation of the Car Termination and Wind-Down Procedure will have no effect on the other terms and conditions of this Agreement.

2.                                       Paragraph F of Schedule 11.1 attached as Appendix 1 to Amendment No. 4 is amended by adding the following new definitions:

“Material Car Participant” means a car rental company that participates in the Worldspan System and which accounted for more than [**] percent ([**]%) of IAC Global’s Net Car Segments in the prior [**].

“Net Car Yield” means the [**].

“Segment Count Reduction” means, with respect to a Participating Car, a reduction in the Net Car Segment Minimum for a [**] equal to:

[**]

where:

A =                [**]

B =                  [**]

C =                  [**]

[**]  Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Commission.

D =                 [**]

By way of example, [**]  If there are multiple Segment Count Reductions applicable from two or more Participating Cars, then the calculations will be done sequentially in the order that such Segment Count Reductions were initiated, and the aggregate of all Segment Count Reductions will be applied against the Net Car Segment Minimum.  For avoidance of doubt, the Net Car Segment Minimum cannot be increased due to a Segment Count Reduction.

3.                                       Section 11.1(C) of the Agreement is hereby deleted in its entirety and replaced with the following:

(C)                                (i)            IAC Global shall reimburse Worldspan for the charges incurred by Worldspan with respect to direct communication lines and frame relay access devices that are requested by IAC Global through its Product Unit Manager for the Travel Group (“Direct Communication Fees”).  Each party is responsible for its own installation and ongoing costs of circuits and equipment necessary to connect such party’s facilities to the local exchange carrier’s termination of the frame relay circuits.

(ii)                                  For the period through and including [**], IAC Global will pay Worldspan (1) [**] ($[**]) per month per terminal address (TA) login, digital address (DA) login or GO! Res login used in connection with the EI System by IAC Global’s fulfillment partners and customer service centers (other than as specified in item (2) below) anywhere in the world (“Fulfillment Partner Fees”); and (2) [**] ($[**]) per month for each of [**] terminal address logins, digital address (DA) login and/or GO! Res logins used in connection with the EI System by TRX, Inc. during [**] (“TRX Fulfillment Fees”), provided, that Fulfillment Partner Fees and TRX Fulfillment Fees billed to IAC Global for [**] will not exceed [**] ($[**]) in total.  Except as otherwise set forth herein, IAC Global will not owe Worldspan any Fulfillment Partner Fees or TRX Fulfillment Fees for any period after [**], nor will Worldspan bill or make any retroactive negative adjustments for any Fulfillment Partner Fees or TRX Fulfillment Fees for any period prior to [**].

(iii)                               Beginning [**], IAC Global shall pay Worldspan a fee equal to [**] ($[**]) per month (the “Login Fee”) for each terminal address login, digital address login, GO! Res login and/or other successor form of Worldspan login access used by IAC Global, its fulfillment partners (including but not limited to automated programmatic, i.e., robot or messaging TAs use of a TA by fulfillment partners) and call centers anywhere in the world (each, a “Login”).  For avoidance of doubt:  (1) IAC Global may cancel

[**]  Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Commission.

Logins by providing written notice to Worldspan, for which no Login Fee will be due following such cancellation; and (2) the Login Fees replace Fulfillment Partner Fees and the TRX Fulfillment Fees, and accordingly, IAC Global will not owe Worldspan any Login Fees for any period prior to [**].  Worldspan and IAC Global agree that the baseline number of IAC Global Logins as of [**], is [**] Logins (i.e., the number of Logins stated on Worldspan’s [**] invoice).  Worldspan will provide written notice to the Senior Vice President of Agency Operations of IAC Global (or his authorized designee) within [**] days after it receives a request for additional Logins from IAC Global.

(iv)                              IAC Global shall pay for any equipment or scripting requested by IAC Global and provided by Worldspan to be used by IAC Global’s fulfillment partner.  Worldspan shall offset the Direct Communication Fees, Fulfillment Partner Fees and/or the Login Fees (as applicable) from the amounts due IAC Global or invoice IAC Global for the applicable fees on a monthly basis.  IAC Global shall pay the invoiced amount within [**] days after receipt of the invoice.  Except as provided in this Agreement, IAC Global shall not owe Worldspan any fees for capacity under this Agreement.

(v)                                 IAC Global shall pay Worldspan $[**] per month for XML Pro and Secure Rate Air Plus implementations as requested by Expedia and authorized by the authorized designee of the Senior Vice President of Agency Operations of IAC Global.

(vi)                              IAC Global hereby releases Worldspan from liability for any billing inconsistencies or errors with respect to amounts billed to IAC Global (or its predecessors in interest) under this Section 11.1(C) for terminal addresses and direct costs prior to the date of this Amendment.

(vii)                           Worldspan will not charge IAC Global, and IAC Global will have no obligation to pay Worldspan, for the development or delivery of the enhancements to Worldspan’s Corporate Fleet Product set forth in Worldspan’s Functional Design Document #[**] dated [**].

4.                                       Confidentiality

This Amendment shall be considered Confidential Information according to the Agreement.

5.                                       Continuation of Agreement

Except as provided in this Amendment, the Agreement shall continue in full force and effect.

[**]  Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Commission.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized undersigned representatives as of the date first above written.

IAC Global, LLC		Worldspan, L.P.
By:	IACT US Inc., its sole member

By:	/s/ ROBERT W. GREYBER	By:	/s/ JEFFREY C. SMITH

Print Name:	Robert W. Greyber	Print Name:	Jeffrey C. Smith

Title:	Vice President, Air Partner Management	Title:	General Counsel, Secretary and Senior Vice President Human Resources